NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on August 6, 2007, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 24, 2007 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between The ServiceMaster Company and CDRSVM Acquisition Co., Inc. an indirect wholly-owned subsidiary of CDRSVM Topco, Inc. A corporation formed by investors led by a private investment fund managed by Clayton, Dubilier & Rice, Inc. became effective on July 25, 2007. Each share of Common Stock of The ServiceMaster Company was converted into $15.625 in Cash, without interest, per share. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 25, 2007.